Item 14., Exhibit 10(c)

Weyerhaeuser                                            Corporate Headquarters
                                                        Tacoma WA  98477
                                                        Tel (206) 924 2345




May 9, 1994





Mr. Richard C. Gozon
533 Waterloo Road
Devon PA 19333

Dear Dick:

This summarizes our agreement concerning the terms of your employment with Weyerhaeuser Company.

Weyerhaeuser Company (the "Company") will employ you as Executive Vice President, Pulp, Paper & Packaging at an annual salary of $340,000 commencing on your hire date.
Salary reviews are currently done on a 12-month cycle.

You will be a participant in the incentive compensation plan for Weyerhaeuser senior executives. In this plan your target bonus will be 50 percent of your base salary. For 1994 you will receive at least a prorata target bonus for the portion of the year you are employed by Weyerhaeuser.

You will be a participant in the Company's long-term incentive compensation plan. The Board of Directors has approved a 30,000 share stock option grant to you under that plan, conditioned on your coming to work for the Company. This stock option will be granted to you on your first day of employment with Weyerhaeuser. I will also recommend a grant of at least 20,000 shares at the time of regular management grants in early 1995. Thereafter your grants will be determined by our regular granting process.

You will be eligible for the regular salaried benefits outlined in the employee handbook provided to you under separate cover. You also will be a member of Weyerhaeuser's key group and eligible for the benefits accorded this group. The enclosed summarizes the current program.

If you leave Weyerhaeuser after you reach age 65, your Company pension and post-retirement health benefits will be calculated based on at least ten years of service. The difference between your target pension benefit (based on ten years' credited service) and your actual pension benefit under the Company's salaried retirement plan will be paid as a non-qualified retirement

Mr. Richard C. Gozon
May 9, 1994
Page 2



benefit from general Company assets. You may elect that this difference be paid in any form allowable under the plan. The Company's contribution to any post-retirement health plan in effect at that time will be based on at least 10 years of service. The additional service provided under this arrangement is not available if you leave the Company before age 65.

The Company will reimburse your relocation expenses in accordance with the "Relocation Policy Procedure Guide for Salaried Employees," and a separate letter you have received from Steve Hill.

The Company reserves the right to terminate your employment at any time with or without cause. In the event the Company does terminate your employment, you will be entitled to a special severance benefit which will decrease based on the number of months you are employed by the Company. This benefit will be equal to your monthly base pay times the number of months of base pay shown on the following schedule:

         Months Employed              Months of
         by Weyerhaeuser              Base Pay
      -----------------------       -------------
               0-24                      24
                25                       23
                26                       22
                27                       21
                28                       20
                29                       19
                30                       18
                31                       17
                32                       16
                33                       15
                34                       14
                35                       13
       36-time of severance              12

The severance benefit described above will not be paid if you resign, retire, die or are terminated for reasons of willful violation of Company rules or for gross negligence in job performance. The severance benefit will commence upon notification of termination and will be paid on a monthly basis. This benefit will be in lieu of any other notice policy or severance plan offered by the Company.

Mr. Richard C. Gozon
May 9, 1994
Page 3



You have provided us copies of your October 1993 agreement with Alco Standard that included a "Non-Competition Covenant" where you agreed to not by employed by a competitor of theirs in the "paper distribution" business. Your understanding is that they would not consider Weyerhaeuser to be in the "paper distribution" business.
We agree that Weyerhaeuser's General Counsel, Bob Lane, can make contact with Alco Standard's legal department to verify that they do not see your employment with us as a breach of this agreement. If they raise concerns, you and I agree that you would not start employment with Weyerhaeuser until Also Standard provides written consent that your employment is not a breach of this agreement.

You have also disclosed to me that you hold options to purchase Alco Standard stock and that under the terms of your agreement with Alco Standard, you have 3 years to exercise those shares. I have asked our General Counsel to advise you and me on steps we should take to avoid actual or perceived conflict of interest.

You and I agree that you will start your Weyerhaeuser employment sometime next month.

If the arrangement described herein reflects your understanding of our agreement, please indicate by signing and returning the enclosed copy of this letter.


Sincerely,

WEYERHAEUSER COMPANY



/s/ John Creighton
-----------------------
John W. Creighton, Jr.
President

jp422_2

Enclosures

                                           The above terms and conditions
                                           are agreed to this 16th day
                                           of May, 1994.

                                           /s/  Richard C. Gozon
                                          ---------------------------